UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021.

Gateway Garage Partners LLC

181 High Street LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10770

Delaware (State or other jurisdiction of incorporation or organization) Maine (State or other jurisdiction of incorporation or organization)	85-1031420 (I.R.S. Employer Identification No.) 26-2224584 (I.R.S. Employer Identification No.)

33 Flying Point Road, Suite 214 Southampton, New York (Address of principal executive offices)	11968 (Zip Code)

(813) 438-6452

Registrant’s telephone number, including area code

Units of LLC Interest

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “outlook,” “believe,” “estimate,” “potential,” “projected,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance, or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	unforeseen events beyond our control, such as terrorist attacks, health concerns, including pandemics and epidemics such as COVID-19, imposition of taxes and surcharges by regulatory authorities, travel related restrictions, accidents, and unusual weather patterns, including natural disasters such as hurricanes, tornadoes, or earthquakes;

●	changes in economic conditions generally and the real estate markets specifically;

●	increased interest rates and operating costs;

●	our failure to obtain necessary outside financing;

●	our level of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to retain our executive officers and other key personnel of our Manager and its affiliates;

●	expected rates of return provided to investors;

●	the ability of our Manager and its affiliates to operate the property;

●	our ability to retain and hire competent employees and appropriately staff our operations;

●	legislative or regulatory changes impacting our business or our assets (including changes in the Securities and Exchange Commission (“SEC”) guidance related to Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”), or the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”));

●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our Manager;

●	our compliance with applicable local, state, and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act and other laws; and

●	changes to U.S. generally accepted accounting principles (“U.S. GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

1

Item 1.	Business

General

Gateway Garage Partners LLC, or Gateway or the Company, is a Delaware limited liability company that was organized to acquire a membership interest (the “Interest”) in 181 High Street LLC, or OpCo, a Maine limited liability company. OpCo’s sole asset is a parking garage, or the Property, located in Portland, Maine. In March 2021, the Company completed an offering, or the Offering, of its units of limited liability company interest, or the Units, that was effected through an offering circular that was qualified by the Securities and Exchange Commission under Regulation A of the Securities Act of 1933, as amended. The Company raised $1,000,000 in the Offering, which the Company used to acquire the Interest. As of March 31, 2021, the Company owned a 10% interest, or the Interest, in OpCo. OpCo used the proceeds from the sale of the Interest to the Company to reimburse OpCo’s initial member for certain expenses of capital expenditures previously made to the Property.

The Parking Garage

The Property consists of a five-story parking garage located at 181 High Street, Portland, Maine. The parking garage was constructed in 1987 and its frame consists of structured steel columns supporting steel reinforced concrete floor slabs. The parking garage has 208,375 square feet of parking space consisting of approximately 600 parking spaces and two elevators. The property recently underwent a restriping of the parking spaces to create wider, more efficient spaces and to add 13 ADA compliant spaces. The garage is open 24 hours a day, seven days a week and 52 weeks a year. There are multiple security cameras on the Property, and multiple daily live patrols are conducted by a third-party security vendor. The parking garage was originally built in 1987 and went through an upgrade in 2011 to accommodate customers from the Eastland Park Hotel. The parking garage is currently subject to three lease/license agreements that grant the lessees the use of many of the spaces; however, the general public also has access to a number of the spaces on an as-available basis. The rates for the general public are currently $5.00 for the first hour and generally increase at $4.00 per hour up to a daily maximum of $40.00. The rates for monthly parking start at $195.00 per month, and the rates for spaces subject to the parking agreement are described below under “—Parking Leases.” Pursuant to the terms of OpCo’s loan agreement (described below), OpCo is required to spend not less than three percent (3%) of the Property’s annual gross revenue on capital expenditures, including maintenance and repairs. OpCo is in the process of replacing the façade of the Property, and OpCo intends to complete the upgrades by the end of 2023.

The Property Leases

The Property is currently subject to three parking/licensing agreements pursuant to which many of the parking spaces are reserved for or guaranteed for use by the lessees. The parking agreements, in the aggregate, have generated approximately 80% and 65% of OpCo’s gross revenues for the years ended December 31, 2020 and 2021, respectively. The total number of spaces licensed per month under these agreements is 230 (for an explanation of the excess spaces, see “Operating Strategy” below). Set forth below is a description of the material terms of each of these agreements.

Maine Medical Center License Agreement. The license agreement between OpCo and Maine Medical Center expired on September 30, 2021 and was not renewed. Under this agreement, as amended, OpCo had guaranteed Maine Medical Center 500 parking spaces (the “Guaranteed Spaces”) for use by employees of Maine Medical Center for the first two months of 2021 and from March 1, 2021 to September 30, 2021, Maine Medical Center reduced the number of Guaranteed Spaces to 300.

Eastland Park Hotel Parking Agreement. The current parking agreement between OpCo and the Eastland Park Hotel was entered into on April 19, 2011 and expires on March 31, 2061. Under this agreement, OpCo has allocated 100 exclusive parking spaces to the hotel for use by guests and employees. The parking agreement requires OpCo, at its expense, to operate and maintain the parking garage in accordance with applicable legal requirements and to provide adequate uniformed staff and security for the facility. Either party may terminate the agreement upon the occurrence of an event of default by the other party. A failure by either party to (i) pay any liquidated sum of money owed to the other within five (5) days of receiving notice for payment of the same, and (ii) observe any covenant, obligation or requirement of the Eastland Park Hotel Parking Agreement within thirty (30) days of receiving notice of such failure, provided that in the event that such default is incapable of being cured within such 30-day period, the defaulting party shall have up to a maximum of ninety (90) days to cure such default so long as it is diligently pursued.

2

Via Group License Agreement. The license agreement between The Via Group and OpCo was entered into on January 1, 2018 and expires on December 31, 2023. Under this agreement, OpCo has licensed 75 parking spaces (the “Base Number”) to Via Group for use by its employees, customers and other business-related parties, which number may be increased upon request by Via Group. Via Group will pay the current rental rate for the general public for all licensed parking spaces in excess of the Base Number. Either party may terminate the agreement upon the occurrence of a default under the agreement by the other party, provided that, if OpCo terminates the agreement due to default of Via Group, Via Group remains liable for the Base License Fee for the remainder of the term of the agreement. A failure by OpCo to perform its obligations under the Via Group License Agreement within fifteen (15) days of receiving notice of such failure constitutes an event of default under the Via Group License Agreement.

Catholic Charities License Agreement. The license agreement between Catholic Charities Maine and OpCo was entered into as of October 1, 2020 and expires on September 30, 2023. Under this agreement, OpCo has licensed 55 parking spaces to Catholic Charities for use by its employees, customers, and business-related persons. Catholic Charities paid a license fee of $115,500 for the 12-month period from October 1, 2020 through September 30, 2021, and will pay a license fee of $118,965 for the 12-month period from October 1, 2021 through September 30, 2022, which is subject to a 3% automatic increase as of October 1, 2021 and each October 1st thereafter throughout the term of the agreement. If the agreement is terminated by OpCo due to a default by Catholic Charities, Catholic Charities remains liable for the license fee for the remainder of the term of the agreement.

Existing Indebtedness

On May 17, 2017, OpCo entered into an Amended and Restated Advancing Term Promissory Note with Androscoggin Savings Bank (the “Lender”), which provides for a loan of $15 million, bearing interest at the rate of 4.05% per annum up to April 30, 2024, and thereafter at a variable rate equal to the Prime Rate as published in The Wall Street Journal. The loan matures on May 17, 2027. OpCo is obligated to make monthly payments of interest and principal, with the principal payments being based on a three hundred (300) month amortization period. All unpaid principal and interest are due and payable on the maturity date. The loan may be prepaid at any time, subject to a prepayment premium of 3% in the third year of the loan, 2% in the fourth year of the loan and 1% thereafter until 90 days prior to the maturity date.

The loan is secured by, among other things, a mortgage granting the Lender a first priority lien on the Property. The loan agreement contains customary affirmative and negative covenants for loans of this type, including limitations on indebtedness, liens and change in control. The loan agreement also requires OpCo to maintain a pre-distribution debt service coverage ratio of 1.25 to 1.0 and a post-distribution debt service coverage ratio of 1.1 to 1.0, both of which are calculated and enforced at the Lender’s discretion. In addition, the loan agreement requires OpCo to spend not less than three percent (3%) of its annual gross revenue on capital expenditures on the Property, including maintenance and repairs, with any amount not expended in a calendar year being held in a capital expenditure reserve. In the event of a default by OpCo, the loan will, at the option of the Lender, become due and payable without notice or demand, other than an event of bankruptcy which shall cause the loan to become automatically due and payable. As of December 31, 2021, the loan is fully performing and OpCo has been current on all of its debt service payments; however, OpCo believes it may not be in compliance with its debt service coverage ratios as of such date, which could constitute an event of default. OpCo believes that, if necessary, it has the ability to refinance the loan, with terms subject to any future negotiation.

Property Management Agreement

The day-to-day operations of the parking garage are managed by Standard Parking Corporation (“Standard Parking”) pursuant to the terms of a management agreement between OpCo and Standard Parking (the “Property Management Agreement”). The Property Management Agreement automatically renews from year to year unless either party sends a 120-day prior written notice to the other party that it desires to terminate the agreement at the end of the applicable year. The responsibilities of Standard Parking under the Property Management Agreement include, among other things:

●	Operating and directing the operation of the parking garages as a parking facility and rendering usual and customary services incidental thereto;

●	Routinely maintaining any parking agreement provided by Standard Parking in good operating condition;

●	Hiring, paying, training, providing benefits for and supervising sufficient experienced and qualified personnel to render the services required by the agreement;

●	Promoting, advertising, and endeavoring to increase the volume, efficiency and quality of the services rendered;

●	Collecting parking fees from the daily users of and monthly parkers at the parking garage and the payment of the sales tax on those gross revenues;

3

●	Causing the premises to be maintained in a clean and orderly manner, consistent with the operation of a first-class parking facility, including the removal of snow and ice, provided that Standard Parking is not required or authorized to make any structural, mechanical, electrical, or other installations, alterations or repairs to the parking garage without OpCo’s prior written approval;

●	Obtaining and maintaining the insurance policies required by the Property Management Agreement;

●	Preparing and filing all necessary returns, reports and forms required by law relating to Standard Parking’s employees; and

●	Preparing an annual budget, at least 60 days prior to the end of each year, reflecting projected operating results

The Property Management Agreement requires OpCo to pay Standard Parking for expenses incurred by Standard Parking relating to the performance of its duties under the agreement, all as reflected in the annual budget or as otherwise approved by OpCo, including, without limitation, salaries, wages and health insurance, license and permit fees, costs of compliance with governmental laws and regulations, costs of uniforms and other supplies, maintenance and approved repairs, utility charges, bookkeeping and administrative services, travel expenses and general public liability and crime insurance.

The management fee paid to Standard Parking for 2021 under the Property Management Agreement was $67,938 and the annual management fee payable to Standard Parking for 2022 under the Property Management Agreement is $69,976, payable monthly, which fee automatically increases three percent (3%) each year. There is no cap on the maximum amount of the annual management fee payable to Standard Parking under the Property Management Agreement. In addition, OpCo is also required to pay the OpCo Manager an annual fee equal to the difference between five percent (5%) of OpCo’s annual gross income and the aggregate of the annual fees payable by OpCo pursuant to all service contracts entered into by OpCo, including the Property Management Agreement.

The Property Management Agreement provides that each of OpCo and Standard Parking will indemnify the other for losses caused by the negligence of the applicable party or the failure of that party to comply with its obligation under the agreement. The Property Management Agreement is terminable by either party upon 10 days’ prior written notice for a payment default or 30 days’ prior written notice for a non-monetary breach, in either case following notice and opportunity to cure.

Standard Parking is a subsidiary of SP Plus Corporation, or SP Plus, which is a publicly traded corporation that provides, among other things, professional parking management, ground transportation, facility maintenance and security services to clients across North America.

Operating Strategy

We believe parking facilities present intriguing commercial real estate investments. Traditionally, most parking-related opportunities have not appealed to institutional investors, but parking assets’ low cost of capital and strong underlying fundamentals are generating new interest in this relatively undiscovered investment niche. Specifically, we have determined that well-located, privately owned urban parking garages are attractive parking investments, especially if they serve multiple daytime and weekend demand generators. Desirable urban parking facilities are located close to theaters, restaurants, sports arenas, and hotels that complement daytime office uses. Additionally, with the rise of co-working and open-space layouts, office buildings are becoming increasingly dense, further emphasizing the importance of parking availability. The Company believes the following characteristics make parking facilities attractive real estate investments:

●	Reduced Volatility and Stable Income: Parking facilities provide consistent and stable income, high cash yields and long-term revenue growth potential. They have low-recurring capital requirements compared to traditional real estate assets, reduced income volatility through market cycles and the ability to immediately react to market conditions and hedge against inflation as rates can be adjusted monthly and potentially as frequently as daily or even hourly.

●	High Barriers to Entry: The existing supply, especially surface lots in urban areas, is being replaced by new developments despite rising demand for parking. Some parking investments are ideal covered land plays, where investors can collect modest income while waiting for the surrounding growth to approach their site, making it feasible for higher density development.

●	Not an Actively Sourced Asset Class: Parking assets are not frequently widely brokered and, as a result, command increased attention when brought to market.

4

We also believe that the OpCo Manager’s operating strategy further enhances the value of the Property in the following ways:

1.	Real Time Pricing - While asset classes like multifamily or commercial office can generally only raise rates annually and usually between 3% and 5%, parking garages permit operators to increase rates monthly in response to demand. Furthermore, advances in new LED price board technology linked to occupancy sensors may provide garage managers the opportunity to implement real time pricing throughout the day, increasing prices during times when the garage is near capacity, and offering discounts during off-peak hours creating efficient revenue maximization.

2.	Licensee Income - Most investors think of parking as non-guaranteed income from fully at-will clientele. While this may be the case with many garages, the Property provides a consistent revenue stream comprised of rental payments backed by creditworthy companies (“licensees”) in the form of “licenses” and higher margin transient revenue. Licensees typically require the operator to provide discounted monthly rates to procure such large guarantees, while transient parking pays full retail rate. Accordingly, OpCo believes the optimal ratio of licensee revenue to high-margin transient demand for its garages is approximately 70/30. The ratios for the Property were approximately 80/20 and 65/35 for the years ended December 31, 2020 and 2021, respectively.

3.	Excess Occupancy - While multifamily and commercial office properties can only rent their physical unit of space once per set time period, garage space capacity is fungible because each space can (and is likely to) be rented to multiple licensees. For example, a garage may have 500 spaces available but licensed 600 spaces to client licensees. This would seem incongruous given the traditional understanding of 100% occupancy. However, parking facilities can implement this “over selling” strategy because one of those licensees may only be using the spaces in the evening whereas the other two licensees are predominantly daytime usage. As of December 31, 2021, there is a total of 230 parking spaces reserved for use by specific lessees at the Property. Of the 230 spaces, 75 spaces are guaranteed, but not reserved or designated, for VIA Group, 100 spaces are both guaranteed and designated for the Eastland Park Hotel and 55 spaces are guaranteed, but not reserved or designated, for Catholic Charities. At no point, during the term of all three lease agreements, have any of the guaranteed spaces not been made available to the respective licensee.

OpCo Business and Growth Plan

The OpCo Manager believes that its operating strategy will enhance the value of the Property and provide long-term cash flow to the Company. OpCo intends to do the following to achieve its operational strategy for growth:

OpCo is engaged in an active digital marketing campaign to attract transient users.

In May 2021, OpCo commenced a digital marketing campaign to increase transient use of the Property. The campaign includes using the website and mobile applications, such as “Parking.com” and engaging in Google local campaigns as a streamlined digital selling platform for customers to find, reserve and pay for parking. In addition, OpCo has retained the services of a consultant to analyze and develop expanded third-party distribution channels to online parking aggregators to assist OpCo in maximizing traffic and revenue. The consultant has a “Local Listing” platform that displays information regarding the Property across over 70 digital services.

OpCo is employing local promotional campaigns and direct email programs to increase monthly parkers.

Beginning in the second half of 2021, OpCo has periodically distributed “refer a friend” flyers offering existing monthly parkers at the Property credits toward their monthly rate for referring a person to the parking garage and who enters into a monthly parking contract. In addition, OpCo has initiated a direct email program to nearly 60 local businesses offering their employees group and bulk rates at the Property.

OpCo will continue to manage the Property and use Standard Parking for day-to-day operations.

Standard Parking is expected to remain the on-site management company for the Property. OpCo will leverage Standard Parking’s technology-driven solutions to further improve pricing and cost efficiencies at the Property. In addition to LED price board technology, Standard Parking offers a mobile app, remote management services, hourly tracking technology, real-time facility performance analytics, and access to trained professionals with years of parking garage management experience. The OpCo Manager will leverage its relationship with Standard Parking to continue to operate the Property in a manner that generates the highest value. In the second quarter of 2022, Standard Parking will begin providing the valet parking services for the Eastland Park Hotel and has entered into a contract with OpCo to provide the parking spaces for the valet service.

5

The OpCo Manager sees last-mile logistics and urban infill parking garages as a long-term investment.

The longer-term intangible that the OpCo Manager believes will catapult the urban infill parking garage into an institutional core-plus holding is the rapidly accelerating demand for last-mile logistics. The OpCo Manager expects this long-term secular trend will create a heretofore unquantified boon in demand from e-commerce companies like Amazon and Wal-Mart needing downtown depots to distribute their goods into delivery vans. For most cities, downtown warehousing is not possible. As a result, the OpCo Manager expects that current cap rates at which parking assets can be acquired will compress significantly.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. You should not place undue reliance on forward-looking statements, and you should consider carefully the statements made elsewhere in this Annual Report that identify important factors that could cause actual outcomes to differ from those expressed or implied in our forward-looking statements, and that could materially and adversely affect our business, operating results, and financial condition.

This Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this Annual Report.

Overview

The Company was formed on May 12, 2020 and has conducted no operations other than those related to our organization and the preparation of the Offering and the acquisition of the Interest. The Company will not conduct any business activities except for administrative functions and activities relating to monitoring the Interest. The Company has not generated any revenues to date, and all of the expenses associated with the Offering were paid by third parties.

Liquidity and Capital Resources

The Company has not generated any revenues to date. During the year ended December 31, 2021, OpCo paid $5,001 in distributions on the Interest.

The Company’s liquidity requirements consist primarily of funds required to pay an annual platform fee to LEX Markets LLC in an amount equal to 1% of the value of the public float of the Units. The value of the public float is based on the average price per Unit for the last 90 days of the immediately preceding calendar year or the Offering price for the periods prior to the end of the calendar year in which the Offering occurred. As of March 31, 2022, the price per Unit was $241.00. The platform fee accrues at an annualized rate equal to SOFR (the secured overnight financing rate) plus 3% if the Company is unable to make the quarterly payment.

Item 3.	Directors and Officers

Management

General

Because the Company and OpCo are organized as limited liability companies, they do not have a “board of directors.” The Manager and the OpCo Manager perform the function of a board of directors for the Company and OpCo, respectively. Under the terms of the respective operating agreements, the Company and OpCo have agreed to limit the liability of the Manager and the OpCo Manager, respectively, and to indemnify the Manager and the OpCo Manager, respectively, against certain liabilities. The Manager will not receive any compensation for its services as the managing member of the Company.

6

Certain information regarding the executive officers of the Manager and the OpCo Manager and other significant individuals, and their positions, ages, and terms of office, as applicable, are as follows:

Name	Position (1)	Age
Charles J. (CJ) Follini	President	54

(1)	The business address of Mr. Follini is 33 Flying Point Road, Suite 214, Southampton, New York 11968.

Charles J. (CJ) Follini, President. CJ Follini has more than 38 years of experience in the acquisition, development, and management of professional real estate across numerous asset classes. These include healthcare facilities, medical office buildings, urban parking, media infrastructure, industrial land development, and senior housing. Mr. Follini’s career highlights include the development of a 400-acre site with Rockefeller Group Properties for the expansion of their renowned International Trade Center in Mount Olive, New Jersey. In 2001, Mr. Follini created NOYACK Medical Partners LLC (“NOYACK Medical Partners”) with the express purpose of investing in healthcare real estate. Over the last 15 years, NOYACK Medical Partners has accumulated a $100MM+ portfolio exceeding return estimates for its investors. Earlier in his career, Mr. Follini served as President of the Gun For Hire Production Centers. He conceived, designed, and renovated all of Gun For Hire’s 400,000+ square feet of digital media centers in New York, Miami, Vancouver, Toronto, and Los Angeles. His New York facility earned the 1998 Crain’s Magazine Small Business Award. Mr. Follini holds a B.S., magna cum laude, in Econometrics from Tufts University, a General Course Degree in Game Theory from the London School of Economics, and a Degree in Executive Management from Harvard Business School. Mr. Follini also has served on boards as Chairperson of the HERE Arts Center & Chashama Arts.

Mr. Follini has not acted as a sponsor of any prior investment program for which a date and term for the liquidation of such program were disclosed in the offering materials.

Item 4.	Security Ownership of Management and Certain Securityholders

The following table cites the beneficial ownership of the Units as of March 31, 2022, for each person or group that holds more than 10% of the Units, for each executive officer and the executive officers as a group. Because the Company is organized as a limited liability company, it does not have a “board of directors.” The Company’s voting securities consist solely of the Units. Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities.

Title of Class	Name and Address of Owner(1)	Number of Units	Amount Acquirable	Percent of Class
Units	NOYACK Medical Partners LLC	1	N/A	(2)

(1)

The business address of the Manager is 33 Flying Point Road, Suite 214, Southampton, New York 11968. Mr. Follini, as the managing member of the Manager, exercises control over the Unit held by the Manager and, as a result, may be deemed to be the beneficial owner of the Unit.

(2)	Less than 1%.

Item 5.	Interest of Management and Others in Certain Transactions

For further details, please see Note 3 “Related Party Transactions,” in Item 7, Gateway Garage Partners LLC Financial Statements.

Item 6.	Other Information

None

7

Item 7.	Financial Statements

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

FINANCIAL STATEMENTS

For the Year Ended December 31, 2021 and the

Period from May 21, 2020 through December 31, 2020

(With Independent Auditors’ Report Thereon)

8

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

INDEX TO FINANCIAL STATEMENTS

December 31, 2021 and 2020

F-1

Independent Auditors’ Report

To the Members of

Gateway Garage Partners LLC

Opinion

We have audited the financial statements of Gateway Garage Partners LLC (a Delaware Limited Liability Company), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, members’ equity and cash flows for the year ended December 31, 2021 and for the period from May 21, 2020 to December 31, 2020, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Gateway Garage Partners LLC as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from May 21, 2020 to December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Gateway Garage Partners LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Gateway Garage Partners LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Gateway Garage Partners LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Gateway Garage Partners LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

Tysons, Virginia April 26, 2022

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

F-2

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Balance Sheets

December 31, 2021 and 2020

	2021	2020
Assets:
Cash	$59,430	$65
Investment in 181 High Street LLC	980,729	-

Total assets	$1,040,159	$65

Liabilities and members’ equity

Liabilities:
Contribution payable to 181 High Street LLC	$60,000	$-
Accrued expenses	8,298	-

Total liabilities	68,298	-

Members’ equity:
Common units, 4,001 and 1 units issued and outstanding as of December 31, 2021 and 2020, respectively	971,861	65

Total liabilities and members’ equity	$1,040,159	$65

See notes to financial statements.

F-3

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Statements of Operations

For the Year Ended December 31, 2021 and the

Period from May 21, 2020 through December 31, 2020

	2021	2020

Revenues:	$-	$-

Expenses:
Platform fee	8,167	-
General and administrative expenses	635	35
Interest expense	131	-

Total expenses	8,933	35

Other expenses:
Loss from 181 High Street LLC	(14,270)	-

Net loss	$(23,203)	$(35)

See notes to financial statements.

F-4

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Statements of Members’ Equity

For the Year Ended December 31, 2021 and the

Period from May 21, 2020 through December 31, 2020

Members’ equity - May 21, 2020	$-

Contributions	100

Net loss	(35)

Members’ equity - December 31, 2020	65

Contributions	1,000,000

Distributions	(5,001)

Net loss	(23,203)

Members’ equity - December 31, 2021	$971,861

See notes to financial statements.

F-5

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Statements of Cash Flows

For the Year Ended December 31, 2021 and the

Period from May 21, 2020 through December 31, 2020

	2021	2020
Cash flows from operating activities:
Net loss	$(23,203)	$(35)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from 181 High Street LLC	14,270	-
Change in operating assets and liabilities:
Accrued expenses	8,298	-
Net cash used in operating activities	(635)	(35)

Cash flows from investing activities:
Investment in 181 High Street LLC	(940,000)	-
Distribution received from 181 High Street LLC	5,001	-
Net cash used in investing activities	(934,999)	-

Cash flows from financing activities:
Cash contributions	1,000,000	100
Cash distributions	(5,001)	-
Net cash provided by financing activities	994,999	100

Net increase in cash	59,365	65

Cash at beginning of year, period	65	-

Cash at end of year, period	$59,430	$65

Supplemental disclosure of non-cash investing activities:
Contribution payable to 181 High Street LLC	$60,000	$-

See notes to financial statements.

F-6

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

NOTE 1	–	ORGANIZATION AND NATURE OF OPERATIONS

Gateway Garage Partners LLC (the “Company”) was formed on May 12, 2020 as a Delaware limited liability company and is a partnership for U.S. federal income tax purposes. The Company was organized for the sole purpose of acquiring a membership interest in 181 High Street LLC, a Maine limited liability company (“OpCo”). OpCo’s sole asset is a 208,375 square foot parking garage containing approximately 600 parking spaces located at 181 High Street, Portland, Maine, (the “Property”). The Company is managed by NOYACK Medical Partners LLC (the “Manager”), which is also the manager of OpCo.

The Company received its initial capital contribution on May 21, 2020.

The Company filed an offering statement on February 16, 2021 on Form 1-A with the U.S. Securities and Exchange Commission (“SEC”) with respect to an offering (the “Offering”) of limited liability company units (“Units”) for an initial offering price of $250.00 per Unit. The maximum of $1,000,000 of Units was sold to the public in the initial offering on March 8, 2021. On March 8, 2021, the Company amended and restated its Limited Liability Operating Agreement (the “Operating Agreement”). As of December 31, 2021 and 2020, the Company had issued one Unit to the Manager, for a purchase price of $100. During the year ending December 31, 2021, the Company issued 4,000 units for $1,000,000 in the aggregate. The Company will remain in existence until liquidated in accordance with the terms of the Operating Agreement.

The Offering qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act of 1933, as amended, or the Securities Act.

The Company’s fiscal year end is December 31st.

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and Article 8 of Regulation S-X of the rules and regulations of the SEC. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Application of these estimates and assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from those estimates.

Cash

At various times during the year, the Company has maintained cash balances in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant financial and/or cash management risk.

F-7

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an Investee depends on an evaluation of several factors including, among others, representation on the Investee company’s board of directors and ownership level. Under the equity method of accounting, an Investee company’s accounts are not reflected within the Company’s balance sheets and statements of operations; however, the Company’s share of the earnings or losses of the Investee company are recorded.

When the Company’s carrying value in an equity method Investee company is reduced to zero, no further losses are recorded in the Company’s financial statements unless the Company guaranteed obligations of the Investee company or has committed additional funding. When the Investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

Organizational and Offering Costs

Organizational and offering costs of the Company were paid by LEX Markets Corp. (“LEX”), which will be reimbursed by SDDco Brokerage Advisors LLC (the “Placement Agents”) up to the extent of the 4% placement fee received. LEX is responsible for any expenses in excess of the total placement fee. These organizational and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering. The offering expenses also include the distribution of Units, including, without limitation, expenses for printing and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, charges of experts and fees, expenses and taxes related to the filing and qualification of the sale of shares under U.S. federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. OpCo paid the Placement Agents a fee equal to 4% of the gross proceeds of the Units sold in the Offering. LEX and its subsidiary, as described below provide an alternative trading system, and also provide support services to the Company as outlined in an underlying agreement.

The Offering was made on a “best efforts” basis, which means that no one was committed to purchasing any shares in the Offering. OpCo engaged the Placement Agents to act as the exclusive placement agent in connection with the Offering. The Placement Agents were not obligated to purchase any shares or sell a specific number of Units but used its commercially reasonable “best efforts” to solicit purchases of the Units.

F-8

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Trading Market

In connection with the Offering, the Company admitted its Units to trading on an “alternative trading system” or, ATS, maintained by LEX (the “Platform”). However, there can be no assurance that an active trading market for the Units will be established or, if established, maintained. As a result, the liquidity of the Units may be limited.

The Offering is being conducted through the facilities of the Platform, whereby investors will receive, review, execute and deliver subscription agreements electronically. The Company will pay LEX an annual platform fee equal to 1.0% of the value of the public float of Units, based on the average price per share over the last 90 calendar days of the immediately preceding calendar year (the “Platform Fee”). The Platform Fee is paid out of Company dividends, and if no dividends are declared, interest will accrue at the secured overnight financing rate (“SOFR”) plus 3%, compounded quarterly, and paid out of subsequent dividends. This may cause a liability to the Company.

For the year ended December 31, 2021, the Company incurred Platform Fees of $8,167, which has been accrued with interest of $131 as of December 31, 2021.

Taxable Income

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes dividends, interest (other than from a financial business), real property rents, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

The Company intends to operate such that it will meet the Qualifying Income Exception in each taxable year and expects not to pay any U.S. federal income tax.

NOTE 3	–	INVESTMENT

The Company’s 10% interest in OpCo is accounted for under the equity method of accounting since the Company has the ability to exercise significant influence. For the year ended December 31, 2021, the Company has recorded its share of losses from OpCo. The Company’s investment is carried at an amount different than the net assets of OpCo due to an initial basis adjustment between the net assets of the Company and the fair value of its net assets at the time of the Company’s investment. During the year ended December 31, 2021, the Company received $5,001 in distributions from OpCo which reduced the carrying value of its investment.

F-9

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 3	–	INVESTMENT (Continued)

The combined results of operations and financial position of the Company’s equity basis investment in OpCo are summarized below:

Condensed income statement information:
Revenues	$1,995,914
Expenses	$1,787,511
Net income	$208,403

Condensed balance sheet information:
Total assets	$8,050,743
Total liabilities	$13,764,371
Members’ deficit	$(5,713,628)

A reconciliation of the Company’s loss from OpCo is as follows:

10% of OpCo net income (1)	$18,527
Adjustment for basis adjustment	(32,797)
Loss from OpCo	$(14,270)

(1)	For the period from March 8, 2021 through December 31, 2021.

NOTE 4	–	RELATED PARTY TRANSACTIONS

Ownership

As of December 31, 2020, CJ Follini was the sole member of each of OpCo and the Manager. On March 8, 2021, the Company issued 4,000 common units for net proceeds of $1,000,000, which has been used to acquire a 10% interest in OpCo.

F-10

Gateway Garage Partners LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 4	–	RELATED PARTY TRANSACTIONS (Continued)

Management

The Company is organized as a limited liability company that does not have a board of directors. The Manager performs the function of a board of directors. Pursuant to the Operating Agreement, the Manager has complete and exclusive discretion in the management and control of the Company’s affairs and business, subject to the requirement to obtain consent for certain actions, and possesses all powers necessary, convenient, or appropriate to carrying out the Company’s purposes and business, including doing all things and taking all actions necessary to carry out the terms and provisions of each of the foregoing agreements.

The Manager will not receive any compensation for its services as the managing member of the Company. However, upon successful closing of the Offering, OpCo entered into an agreement with the Manager to perform asset management duties for OpCo (the “OpCo Manager”). OpCo pays the OpCo Manager an asset management fee equal to 5.0% of the annual gross income of OpCo, as provided, less annual fees payable on all service contracts including the property manager of OpCo.

NOTE 5	–	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 26, 2022, the date the financial statements were available to be issued.

F-11

181 High Street LLC

(A Maine Limited Liability Company)

FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

(With Independent Auditors’ Report Thereon)

F-12

181 High Street LLC

(A Maine Limited Liability Company)

INDEX TO FINANCIAL STATEMENTS

December 31, 2021 and 2020

F-13

Independent Auditors’ Report

To the Members of

181 High Street LLC

Opinion

We have audited the financial statements of 181 High Street LLC (a Maine Limited Liability Company corporation), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, members’ (deficit) equity and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of 181 High Street LLC as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of 181 High Street LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about 181 High Street LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of 181 High Street LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about 181 High Street LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

Tysons, Virginia April 26, 2022

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

F-14

181 High Street LLC

(A Maine Limited Liability Company)

Balance Sheets

December 31, 2021 and 2020

	2021	2020
Assets:
Real estate, net	$7,517,478	$7,921,184
Cash	304,558	43,439
Restricted cash	62,172	315,959
Accounts receivable and other assets	74,986	71,984
Deferred parking receivable	26,499	28,992
Contribution receivable from Gateway Garage Partners LLC	60,000	-
Due from affiliates	5,050	2,050

Total assets	$8,050,743	$8,383,608

Liabilities and members’ deficit

Liabilities:
Mortgage note payable, net	$13,338,399	$13,727,889
Note payable	-	54,700
Accounts payable, accrued expenses and other liabilities	65,186	49,197
Accrued interest	34,861	36,313
Due to affiliates	11,611	-
Deferred parking rental income	314,314	322,322

Total liabilities	13,764,371	14,190,421

Commitments and contingencies

Members’ deficit	(5,713,628)	(5,806,813)

Total liabilities and members’ deficit	$8,050,743	$8,383,608

See notes to financial statements.

F-15

181 High Street LLC

(A Maine Limited Liability Company)

Statements of Operations

For the Years Ended December 31, 2021 and 2020

	2021	2020
Revenues:
Parking rental income	$1,940,470	$2,070,773
PPP loan forgiveness	54,700	-
Interest income	744	361

Total revenues	1,995,914	2,071,134

Expenses:
Interest expense	584,589	603,108
Depreciation	403,706	403,707
Property taxes	217,321	194,823
Payroll	188,228	231,893
Repairs and maintenance	118,993	233,520
Management fees	99,796	109,215
Other operating expenses	67,711	52,963
General and administrative expenses	54,356	80,017
Insurance	39,799	41,011
Utilities	13,012	13,546

Total expenses	1,787,511	1,963,803

Net income	$208,403	$107,331

See notes to financial statements.

F-16

181 High Street LLC

(A Maine Limited Liability Company)

Statements of Members’ (Deficit) Equity

For the Years Ended December 31, 2021 and 2020

		Gateway Garage
	CJ Follini	Partners LLC	Total
Member’s deficit - December 31, 2019	$(5,856,203)	$-	$(5,856,203)

Contributions	20,000	-	20,000

Distributions	(77,941)	-	(77,941)

Net income	107,331	-	107,331

Member’s deficit - December 31, 2020	(5,806,813)	-	(5,806,813)

Contributions	-	1,000,000	1,000,000

Offering costs	(40,000)	-	(40,000)

Distributions	(1,070,217)	(5,001)	(1,075,218)

Net income	189,876	18,527	208,403

Members’ (deficit) equity - December 31, 2021	$(6,727,154)	$1,013,526	$(5,713,628)

See notes to financial statements.

F-17

181 High Street LLC

(A Maine Limited Liability Company)

Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	2021	2020
Cash flows from operating activities:
Net income	$208,403	$107,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	403,706	403,707
Paycheck protection program loan forgiveness	(54,700)	-
Amortization of loan financing fees	23,070	23,068
Deferred parking rental income	(5,515)	(24,512)
Change in operating assets and liabilities:
Accounts receivable and other assets	(3,002)	63,691
Due from affiliates	(3,000)	-
Accounts payable, accrued expenses and other liabilities	15,989	(1,638)
Accrued interest	(1,452)	(3,915)
Due to affiliates	11,611	-
Net cash provided by operating activities	595,110	567,732

Cash flows from financing activities:
Principal repayments of mortgage notes payable	(412,560)	(413,596)
Proceeds from notes payable - paycheck protection program	-	54,700
Cash contributions	940,000	20,000
Offering costs	(40,000)	-
Distributions	(1,075,218)	(77,941)
Net cash used in financing activities	(587,778)	(416,837)

Net increase in cash and restricted cash	7,332	150,895

Cash and restricted cash at beginning of year	359,398	208,503

Cash and restricted cash at end of year	$366,730	$359,398

Supplemental disclosures of cash flows information:
Cash paid for interest	$562,647	$583,955
Supplemental disclosure of non-cash financing activities:
Contribution receivable from Gateway Garage Partners LLC	$60,000	$-

See notes to financial statements.

F-18

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

NOTE 1	–	ORGANIZATION AND NATURE OF OPERATIONS

181 High Street LLC (the “Company”) was formed on February 15, 2008 as a Maine limited liability company. The term of the Company shall continue indefinitely, unless the Company is earlier dissolved by the occurrence of events more fully described in the Company’s Limited Liability Company agreement (“LLC Agreement”).

The purpose of the Company is to own and operate a parking facility located at 181 High Street, Portland, Maine (the “Property”). The Property is a five-story parking garage containing approximately 600 parking spaces.

On March 8, 2021, Gateway Garage Partners LLC (“Gateway”) acquired a 10% interest in the Company for a contribution of $1,000,000 pursuant to a Contribution Agreement (the “Contribution Agreement”). As outlined in the Contribution Agreement, if an event of default is not cured, or is incapable of being cured, within 30 days’ written notice by Gateway, then Gateway shall have the right for a 60-day period, commencing at the end of the 30-day notice period, to cause the Company to purchase Gateway’s interest at a price equal to the purchase price plus any accrued and unpaid distributions.

In addition, on March 8, 2021 the Company amended and restated its LLC Agreement (“Amended LLC Agreement”). In accordance with the Amended LLC Agreement, income, losses, and distributions from the Company are allocated to the members pro rata according to each member’s percentage interest in the Company. NOYACK Medical Partners LLC (“NOYACK”) is the Manager of the Company.

A member of a limited liability company is not liable for debts, obligations, or other liabilities of the limited liability company by reason of being such a member.

The Company’s operations and financial performance are subject to certain business risks and uncertainties that include changes in economic conditions, rapid changes in the real estate market, and competition for parking garages in the local marketplace, among others. Management has prepared cash flow projections for a period defined to include one year beyond the date the accompanying financial statements were available to be issued (the “Evaluation Period”), through approximately April 2023. Management’s projections include certain assumptions about parking volume, parking rates, and the level of expenses necessary to support projected revenues. Management has concluded that existing working capital when combined with the projections will be sufficient to allow the Company to meet its cash flow requirements at least through the end of the Evaluation Period without the need for additional funding. In the event management is unable to successfully execute its business plan, the Company will utilize its available investor liquidity to fund any cash flow obligations, as necessary, through at least April 26, 2023.

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

F-19

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Application of these estimates and assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from those estimates.

Cash and Restricted Cash

At various times during the year, the Company has maintained cash balances in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant financial and/or cash management risk.

Restricted cash consists of monies restricted for the benefit of the Company’s lender under the terms of the mortgage loan agreement. Such reserves are for capital expenditures and real estate taxes. In addition, certain cash from the operation of the Property must be directed to accounts controlled by the lender.

The following table provides a reconciliation of cash and restricted cash within the balance sheets to the sum of the corresponding amounts within the statements of cash flows reported as of December 31:

	2021	2020	2019

Cash	$304,558	$43,439	$123,674
Restricted cash	62,172	315,959	84,829
Cash and restricted cash	$366,730	$359,398	$208,503

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written-off through a charge to the allowance and a credit to accounts receivable. At December 31, 2021 and 2020, the Company considers accounts receivable to be fully collectible.

Accounting for Real Estate

Real estate is recognized at cost less accumulated depreciation. Betterments, major renovations, and certain costs directly related to the improvement of real estate are capitalized. Maintenance and repair expenses are charged to expense as incurred.

F-20

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for Real Estate (Continued)

Depreciation of an asset begins when it is available for use and is calculated using the straight-line method over the estimated useful lives. Range of useful lives for depreciable assets are as follows:

Category	Term
Building	39 years
Building improvements	7 - 15 years

The Company reviews its owned real estate for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment indicators are present, the evaluation may include estimating and reviewing anticipated future undiscounted cash flows to be derived from the asset. Estimating future cash flows is highly subjective and includes an evaluation of factors such as the anticipated cash flows from the Property, which may include parking rental income from current leases in-place and projected future leases, estimated capital expenditures, and an estimate of proceeds to be realized upon sale of the Property. If such cash flows are less than the asset’s net carrying value, an impairment charge is recognized to earnings to the extent by which the asset’s carrying value exceeds the estimated fair value. The Company’s estimates could differ materially from actual results. The Company did not recognize any impairment losses on long-lived assets during the years ended December 31, 2021 and 2020.

Deferred Financing Costs

The Company defers costs incurred associated with the issuance of its debt obligations. Deferred financing costs are presented as deductions from the carrying value of the related debt obligation in the balance sheets and are amortized as a component of interest expense using the straight-line method, which approximates the effective interest method, over the terms of the respective financing agreements.

Revenue Recognition

The Company’s revenues are primarily derived from parking rental income, including long-term leases, monthly rentals, and transient customers, which fall under the scope of Leases (Topic 840). The Company recognizes the effects of any scheduled rent increases, rent abatements and prepayments on a straight-line basis over the term of the lease. This requires that parking rental income be recognized in equal annual amounts over the term of the lease. Deferred parking receivable and deferred parking rental income represent the cumulative effect of straight-lining leases and are computed as the difference between income accrued on a straight-line basis and contractual parking rental payments.

Advertising

Advertising and promotion costs are expensed as incurred. Total advertising and promotion expense for the years ended December 31, 2021 and 2020 were $8,135 and $607, respectively, and are recognized as a component of other operating expenses on the statements of operations.

F-21

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2	–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Offering Costs

Costs incurred in connection with raising capital are recorded as reductions of the related equity proceeds. For the year ended December 31, 2021, the Company recorded $40,000 as a reduction of equity contributed to the Company, which represents a placement fee equal to 4.0% of gross proceeds.

Income Taxes

No provision or benefit for income tax has been included in these financial statements because taxable income or loss passes through to, and is reportable by, each member.

The tax positions of the Company are assessed to determine whether a tax position is more-likely-than-not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more-likely-than-not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit with a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Company has assessed the federal and state tax positions and has concluded that there are no material uncertain tax liabilities to be recognized or disclosed.

New Accounting Pronouncement

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, as amended, Leases (Topic 842). ASU 2016-02 requires all lessees to record a lease liability at lease inception, with a corresponding right of use asset, except for short-term leases. Lessor accounting will not be fundamentally changed. Additionally, ASU 2016-02 requires that the Company capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. ASU 2016-02 is effective for the Company’s financial statements for the year ending December 31, 2022. The Company is currently evaluating the impact of Topic 842 on its financial statements.

NOTE 3	–	REAL ESTATE, NET

Real estate, net consisted of the following as of December 31, 2021 and 2020:

	2021	2020

Land	$1,001,912	$1,001,912
Building	9,017,220	9,017,220
Building improvements	1,624,114	1,624,114

Total real estate	11,643,246	11,643,246

Less accumulated depreciation	(4,125,768)	(3,722,062)

Real estate, net	$7,517,478	$7,921,184

NOTE 3	–	REAL ESTATE, NET (Continued)

Depreciation expense for the years ended December 31, 2021 and 2020 was $403,706 and $403,707, respectively.

F-22

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 4	–	MORTGAGE NOTE PAYABLE

On May 17, 2017, the Company obtained a mortgage loan in the amount of $15,000,000 (the “Mortgage”) which matures on May 17, 2027 (the “Maturity Date”). The Mortgage bears interest at 4.05% per annum calculated on a 360-day year through April 30, 2024. Beginning on May 1, 2024 until the Maturity Date, interest on the principal balance shall accrue at a variable rate equal to the Prime Rate, as defined, adjusting on the first day of each month. The Mortgage required monthly payments of interest-only through May 2018 and then monthly payments of principal and interest in an amount sufficient to amortize the principal balance over 300 months through April 17, 2027, with all remaining unpaid principal and interest due on the Maturity Date. The Mortgage is secured by the Property. The Company may prepay the Mortgage, in whole or in part, subject to certain prepayment penalties as defined by the Mortgage. The Company is subject to certain covenants in accordance with the Mortgage, including the maintenance of minimum pre and post-distribution debt service coverage ratios. As of December 31, 2021, the Company believes it may not be in compliance with its debt service coverage ratios, which could give the lender the right to call the Mortgage. Management believes that, if necessary, it has the ability to refinance the Mortgage, with terms subject to any future negotiation.

The annual estimated principal payments required by the Mortgage for each of the next five years and in the aggregate thereafter are as follows:

Year Ending December 31,

2022	$430,335
2023	448,342
2024	465,652
2025	486,587
2026	506,948
Thereafter	11,122,605

$13,460,469

The components of deferred financing costs as of December 31, 2021 and 2020 are summarized as follows and are presented as deductions from the loan payable:

	2021	2020
Deferred financing costs	$228,762	$228,762
Less accumulated amortization	(106,692)	(83,622)

Deferred financing costs, net	$122,070	$145,140

Amortization expense totaled $23,070 and $23,068 for the years ended December 31, 2021 and 2020, respectively.

F-23

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 5	–	NOTE PAYABLE

During April 2020, the Company received loan proceeds in the amount of $54,700 under the Paycheck Protection Program (“PPP”). The PPP was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest may be forgivable to the extent the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The Company applied for forgiveness of the entire loan balance, and on August 2, 2021, the entire loan balance of $54,700 along with $716 in accrued interest expense was forgiven.

NOTE 6	–	LEASES

Future minimum rentals to be received under non-cancelable operating leases in effect at December 31, 2021 for each of the succeeding five years and thereafter are as follows:

Year ending December 31,
2022	$351,223
2023	327,720
2024	120,000
2025	120,000
2026	120,000
Thereafter	4,110,000
$5,148,943

The preceding future minimum rental payments do not include option or renewal periods.

The table below summarizes parking rental income from lessees each accounting for more than 10% of total parking rental income for the years ended December 31, 2021 and 2020.

	Year Ended December 31,
	2021		2020		Lease
Lessee	Dollars	Percent	Dollars	Percent	Termination Date
Standard Parking	$672,239	35%	$406,447	20%	See Note 8
Maine Medical Center	581,900	30%	1,075,000	52%	September 30, 2021
Westin Hotel	463,283	24%	450,574	22%	March 31, 2061

F-24

181 High Street LLC

(A Maine Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 7	–	RELATED PARTY TRANSACTIONS

As of December 31, 2021 and 2020, $5,050 and $2,050, respectively, was due from various affiliates. Such amounts are non-interest bearing and due on demand.

As of December 31, 2021 and 2020, $11,611 and $0, respectively, was due to two affiliates. Such amounts are non-interest bearing and due on demand.

Asset Management Fees

The Company engaged NOYACK, a related party affiliated through common ownership, to provide asset management services and consulting services with respect to the oversight of the Property. Effective January 1, 2020, the Company and NOYACK entered into a new asset management agreement, whereby NOYACK will earn an asset management fee equal to 2% of annual gross income, as provided (the “Asset Management Fee”). On March 8, 2021, the Asset Management Fee was amended to equal 5% of annual gross income, as provided, less annual fees payable on all service contracts including Standard Parking Corporation (“Standard Parking”) (see Note 8). For the years ended December 31, 2021 and 2020, the Company incurred Asset Management Fees of $31,858 and $41,277, respectively. Unpaid Asset Management Fees amounted to $2,492 and $29,218 as of December 31, 2021 and 2020 and are included in accounts payable, accrued expenses and other liabilities on the balance sheets.

NOTE 8	–	COMMITMENTS AND CONTINGENCIES

The Company engaged Standard Parking as operator and manager of the Property. Standard Parking earns a monthly management fee of $5,703 as of December 31, 2021 which automatically renews each April and increases by 3%, as provided. The Company and Standard Parking agreed to no such increase during 2021. For both the years ended December 31, 2021 and 2020, the Company incurred management fees of $67,938.

The extent of the impact of the coronavirus (“COVID-19”) outbreak on the operational and financial performance of the Company’s parking garage will depend on future developments, including the duration of the outbreak and the impact of COVID-19 on the financial markets and the overall economy, all of which are still highly uncertain and cannot be predicted. If the financial markets and/or the overall economy continue to remain impacted for an extended period, the Company’s results may be materially adversely affected. As of the date of this report, COVID-19 has not had a material impact to the Company’s operations or financial performance as the Company has not experienced any material tenant defaults, early terminations or collection issues, however, any future impacts of COVID-19 are highly uncertain and cannot be predicted.

NOTE 9	–	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 26, 2022, the date the financial statements were available to be issued.

F-25

Item 8.	Exhibits

Exhibit Number	Description
2.1

Certificate of Formation of Gateway Garage Partners LLC (incorporated by reference to Exhibit 2.1 to the Gateway Garage Partners Offering Statement on Form 1-A (File No. 024-11344) filed on October 16, 2020)

2.2	Certificate of Formation of 181 High Street LLC (incorporated by reference to Exhibit 2.2 to the Gateway Garage Partners Offering Statement on Form 1-A (File No. 024-11344) filed on October 16, 2020)
2.3	Amended and Restated Operating Agreement for Gateway Garage Partners LLC (incorporated by reference to Exhibit 2.3 to the Gateway Garage Partners Form 1-K filed on June 11, 2021 (the “Form 1-K”))
2.4	Amended and Restated Operating Agreement for 181 High Street LLC (incorporated by reference to Exhibit 2.4 to the Form 1-K)
6.1	Eastland Park Hotel Parking Agreement (incorporated by reference to Exhibit 6.4 to the Gateway Garage Partners Offering Statement on Form 1-A (File No. 024-11344) filed on October 16, 2020)
6.2	Property Management Agreement (incorporated by reference to Exhibit 6.5 to the Gateway Garage Partners Offering Statement on Form 1-A (File No. 024-11344) filed on October 16, 2020)
11.1	Consent of Baker Tilly US, LLP (Gateway Garage Partners)*
11.2	Consent of Baker Tilly US, LLP (181 High Street)*

* Filed herewith.

9

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereto duly authorized, in New York, New York on April 29, 2022.

Gateway Garage Partners LLC

By:	/s/ Charles J. Follini
Name:	Charles J. Follini
Title:	President

181 HIGH STREET LLC

By:	/s/ Charles J. Follini
Name:	Charles J. Follini
Title:	President

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles J. Follini	President
Charles J. Follini	(Principal Executive Officer)	April 29, 2022

10